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                                                                     Exhibit 3.2

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                                 METALLURG, INC.

It is hereby certified that:

      1. The name of the corporation (hereinafter the "corporation") is Metallurg, Inc.

      2. The certificate of incorporation is hereby amended by striking out Paragraph Fourth thereof and substituting in lieu of said Paragraph the following new Paragraph:

            "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 10,000,000, all of which shares shall be Common Stock having a par value of $0.01. Pursuant to the requirements of Section 1123(a)(6) of Title 11 of the United States Code, the Corporation shall not issue any shares of non-voting stock, subject, however, to further amendment of this certificate as and to the event permitted by applicable law."

      3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and written consent has been given in accordance with Sections 141 and 228 of the General Corporation Law of the State of Delaware.

Signed on the 20th day of November, 1998.

                                          By: /s/ Eric Schondorf
                                              ----------------------------------
                                          Name: Eric Schondorf
                                          Title: Vice President and Secretary